Exhibit 99.1

 2Q 2015 Conference Call  August 4, 2015  NeuLion empowers the world's top players to deliver and monetize next generation video experiences on any device

  Safe Harbor Statements   Forward Looking StatementsCertain statements herein are forward-looking statements and represent NeuLion’s current intentions in respect of future activities. Forward-looking statements can be identified by the use of the words “will,” “expect,” “seek,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” and “intend” and statements that an event or result “may,” “will,” “can,” “should,” “could,” or “might” occur or be achieved and other similar expressions. These statements, in addressing future events and conditions, involve inherent risks and uncertainties. Although the forward-looking statements contained in this presentation are based upon what management believes to be reasonable assumptions, NeuLion cannot assure readers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this presentation and NeuLion assumes no obligation to update or revise them to reflect new events or circumstances, except as required by law. Many factors could cause NeuLion’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including: our ability to derive anticipated benefits from the acquisition of DivX; our ability to successfully integrate the operations of DivX; our ability to realize some or all of the anticipated benefits of our partnerships; general economic and market segment conditions; our customers’ subscriber levels and financial health; our ability to pursue and consummate acquisitions in a timely manner; our continued relationships with our customers; our ability to negotiate favorable terms for contract renewals; competitor activity; product capability and acceptance rates; technology changes; regulatory changes; foreign exchange risk; interest rate risk; and credit risk. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. A more detailed assessment of the risks that could cause actual results to materially differ from current expectations is contained in the “Risk Factors” section of NeuLion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is available on www.sec.gov and filed on www.sedar.com. Use of Non-GAAP Financial MeasuresIn addition to our U.S. GAAP results, this presentation also includes disclosure on certain non-GAAP financial measures, as such term is used by the SEC. The Company defines Non-GAAP revenues as GAAP revenues before purchase price accounting adjustments as a result of an acquisition. The Company defines Non-GAAP Adjusted EBITDA as consolidated net income (loss) before interest, income taxes, depreciation and amortization, purchase price accounting adjustments, stock-based compensation, acquisition-related expenses, gain on revaluation of convertible note derivative, and foreign exchange loss. Non-GAAP Adjusted EBITDA is a key measure used by management to evaluate the Company’s results and make strategic decisions about the Company, including potential acquisitions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of Non-GAAP Adjusted Revenue and EBITDA may not be comparable to similarly titled measures of other companies. This measure does not have any standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures used by other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with U.S. GAAP.

 2Q Revenue Highlights  69% gain in GAAP revenue versus prior year’s levelNeuLion Digital Platform growth 16% versus a strong 2Q14 NeuLion Digital Platform growth largely driven by new customers, fixed license fees99% gain in non-GAAP revenue versus prior year’s levelFirst full quarter of DivX revenue  2012 2013 2014 2015          $/MM  38% CAGR  14% CAGR  25% CAGR  28% CAGR  45% CAGR  14% CAGR  25% CAGR  35% CAGR  $/MM

  2Q EBITDA Highlights  Further benefits of scale – almost half of 700 bps cost of goods improvement driven by higher usage ratesRemaining cost improvement driven by a higher mix of DivX revenue (42% of non-GAAP revenue)Operating expenses higher due to acquisition of DivXSG&A expense, including stock-based compensation, increased 78%R&D expense more than tripled  $/MM  2012 2013 2014 2015

 2Q Balance Sheet Highlights   (in $000)   6/30/2015   12/31/2014  Cash & Equivalents  34,059  25,898  Receivables  22,519  8,056  Total Current Assets  61,131  36,287  Payables  6,996  14,362  Deferred Revenue  9,364  9,602  Total Current Liabilities  24,100  29,212  Working Capital  37,031  7,075  Other Long-Term Liabilities  6,994  2,673  Total Redeemable Preferred Stock  14,970  14,955  Total Equity  61,627  5,099  Total Liabilities and Equity  107,691  51,938    *   * Reflects accounting for the DivX acquisition

2Q Operational Highlights

Highlight		Strategic Significance
Partnered with Millicom to create and deliver a new Tigo Sports App for fans in Latin America. Originally launched in Bolivia, the service has expanded to include Paraguay, Columbia and Guatemala.	--->	Further monetizes platform, deepens customer relationship
Launched a long-term web, mobile and video partnership with Drum Corps International (DCI), Marching Music's Major League™ who hosts an annual DCI Tour and more than 35 World Championships in 17 North American cities.	--->	New customer
Signed new multi-year agreement with Tennis Channel. Since signing original deal in 2014, Tennis Channel Plus subscriptions have grown 400% year-over-year and sees, on average, 25% of subscribers using the online service at least once daily.	--->	Deepens customer relationship
Signed new agreement with Rogers to deliver the 2015 Pan Am Games on Rogers Anyplace TV.	--->	Deepens customer relationship
The NeuLion College network continued to be fueled by the rise in mobile traffic with 54% of traffic coming from mobile devices in Q2, as compared to 43% in Q2 2014.	--->	Demonstrates expanded usage
Expanded partnership with Sky New Zealand to add the delivery of 4 linear channels to the recently launched over-the-top digital sports service, FAN PASS.	--->	Expanded customer relationship
Recognized at the 2015 Microsoft Build Developer Conference as a Premier Plus Developer Partner for Xbox LIVE applications through NeuLion's work with major sports leagues.	--->	Demonstrates technological leadership
Hosted the NeuLion Partner Summit in New York that brought together attendees from its professional sports partners including the NHL, NBA, UFC, World Surf League and others.	--->	Deepens customer relationships
Powered World Congress Live, the digital extension of the Sports Business Journal IMG World Congress of Sports event giving viewers access to exclusive interviews from across the sports media landscape including the NHL, the United States Olympic Committee, Adidas and others.	--->	New customer

© 2015 NeuLion, Inc.

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Second Half 2015 Growth Initiatives

 2Q GAAP to non-GAAP Reconciliation

 2Q GAAP to non-GAAP Reconciliation